EXHIBIT 2

                                                             EXECUTION COPY



                          SHARE EXCHANGE AGREEMENT

                        Dated as of January 5, 1997

                                   Among

                         REPUBLIC INDUSTRIES, INC.,

                      NATIONAL CAR RENTAL SYSTEM, INC.

                                    and

                     THE STOCKHOLDERS OF NATIONAL CAR RENTAL SYSTEM, INC.



                             TABLE OF CONTENTS

                                                                       Page


                                 ARTICLE I
                         EXCHANGE OF COMPANY SHARES

               Section 1.1          Exchange of Company Shares.........2
               Section 1.2          Conveyance.........................2
               Section 1.3          Consideration......................3
               Section 1.4          Adjustment of the Aggregate
                                      Consideration....................3
               Section 1.5          Transfer Restrictions; Legend......4

                                 ARTICLE II
                                  CLOSING

               Section 2.1          Closing............................5
               Section 2.2          Delivery of the Shares.............6
               Section 2.3          Delivery of Common Stock...........6
               Section 2.4          Lost Certificates..................7
               Section 2.5          No Fractional Shares...............7

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                            AND THE STOCKHOLDERS

               Section 3.1          Organization.......................8
               Section 3.2          Capitalization.....................9
               Section 3.3          Authority.........................11
               Section 3.4          Consents and Approvals; No
                                      Violations..................... 12
               Section 3.5          Financial Statements..............13
               Section 3.6          Legal Proceedings.................14
               Section 3.7          Absence of Undisclosed
                                      Liabilities.................... 14
               Section 3.8          Absence of Certain Changes or
                                       Events........................ 15
               Section 3.9          Contracts.........................18
               Section 3.10         Properties........................22
               Section 3.11         Intellectual Property.............24
               Section 3.12         Employee Benefits; ERISA..........26
               Section 3.13         Taxes.............................30
               Section 3.14         Environmental Laws................31
               Section 3.15         Labor and Employment Matters......33
               Section 3.16         Compliance with Laws..............36
               Section 3.17         Offering Circulars................37
               Section 3.18         Affiliate Transactions............37
               Section 3.19         Brokers or Finders................37
               Section 3.20         Takeover Statutes.................38
               Section 3.21         Insurance.........................38

                                 ARTICLE IV
                 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

               Section 4.1          Organization......................38
               Section 4.2          Authority.........................38
               Section 4.3          Consents and Approvals; No
                                      Violations..................... 39
               Section 4.4          Title to Shares...................40
               Section 4.5          Investment Intention..............40
               Section 4.6          Federal Securities Law Matters....40
               Section 4.7          Ability to Bear Risk..............41
               Section 4.8          Access to Information.............41

                                 ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF REPUBLIC

               Section 5.1          Organization......................42
               Section 5.2          Capitalization....................42
               Section 5.3          Authority.........................43
               Section 5.4          Consents and Approvals; No
                                      Violations..................... 44
               Section 5.5          SEC Reports and Financial
                                      Statements..................... 44
               Section 5.6          Brokers or Finders................46
               Section 5.7          Takeover Statutes.................46
               Section 5.8          Absence of Certain Changes or
                                      Events......................... 46
               Section 5.9          Legal Proceedings.................46
               Section 5.10         Compliance with Laws..............46

                                 ARTICLE VI
                       COVENANTS AND OTHER AGREEMENTS

               Section 6.1          Conduct of Business...............47
               Section 6.2          No Solicitation...................51
               Section 6.3          Other Car Rental Transactions.....51
               Section 6.4          Access............................52
               Section 6.5          Notification of Certain Matters...52
               Section 6.6          Compliance With Nasdaq and SEC
                                      Requirements................... 53
               Section 6.7          Reasonable Efforts................53
               Section 6.8          Disclosure Supplements............55
               Section 6.9          Publicity.........................55
               Section 6.10         Pooling-of-Interests..............56
               Section 6.11         Tax Treatment and Reporting.......56
               Section 6.12         Benefits; Continuing Employees....56
               Section 6.13         Takeover Statutes.................58
               Section 6.14         Certain Actions...................58
               Section 6.15         Indemnification; Insurance........58
               Section 6.16         Further Assurances................61
               Section 6.17         Employment Agreements.............61
               Section 6.18         Escrow Agreement..................61

                                ARTICLE VII
                            REGISTRATION RIGHTS

               Section 7.1          Registration Rights for Republic
                                      Common Stock; Filing
                                      of Registration Statement...... 61
               Section 7.2          Expenses of Registration..........63
               Section 7.3          Furnishing of Documents...........63
               Section 7.4          Amendments and Supplements........63
               Section 7.5          Duration..........................64
               Section 7.6          Further Information...............64
               Section 7.7          Indemnification...................64
               Section 7.8          Due Diligence.....................68
               Section 7.9          Listing Application...............68

                                ARTICLE VIII
                                 CONDITIONS

               Section 8.1          Conditions to Each Party's
                                      Obligation to Effect the
                                      Acquisition.................... 68
               Section 8.2          Conditions to Obligation of
                                      Republic....................... 70
               Section 8.3          Conditions to Obligation of the
                                      Stockholders................... 73

                                 ARTICLE IX
                         TERMINATION AND AMENDMENT

               Section 9.1          Termination........................75
               Section 9.2          Effect of Termination..............76
               Section 9.3          Amendment..........................76
               Section 9.4          Extension; Waiver..................77

                                 ARTICLE X
                              INDEMNIFICATION

               Section 10.1         Agreement by Stockholders to
                                     Indemnify........................ 77
               Section 10.2         Conditions of Indemnification......79
               Section 10.3         Settlement of Disputes.............81
               Section 10.4         Delivery of the Escrowed
                                      Consideration................... 82
               Section 10.5         Voting of and Dividends on the
                                      Escrowed Consideration.......... 83
               Section 10.6         Third-Party Claims................ 83
               Section 10.7         Priority of Remedies.............. 85
               Section 10.8         Remedies Exclusive................ 85
               Section 10.9         Adjustments to Aggregate
                                      Consideration................... 86
               Section 10.10        Contribution...................... 86
               Section 10.11        Republic Indemnity................ 86
               Section 10.12        Santa Anna Indemnity.............. 87

                                 ARTICLE XI
                               MISCELLANEOUS

               Section 11.1         Notices........................... 87
               Section 11.2         Stockholders' Representative...... 89
               Section 11.3         Interpretation.................... 89
               Section 11.4         Counterparts...................... 90
               Section 11.5         Entire Agreement; No Third-Party
                                      Beneficiaries................... 90
               Section 11.6         Governing Law..................... 90
               Section 11.7         Specific Performance.............. 90
               Section 11.8         Assignment........................ 90
               Section 11.9         Severability...................... 91
               Section 11.10        Company Disclosure Schedule....... 91
               Section 11.11        Fees and Expenses................. 91
               Section 11.12        Jurisdiction...................... 92
               Section 11.13        Dissolution of Santa Anna......... 92



                          SHARE EXCHANGE AGREEMENT

               SHARE EXCHANGE AGREEMENT, dated as of January 5, 1997, among REPUBLIC INDUSTRIES, INC., a Delaware corporation ("Republic"), NATIONAL CAR RENTAL SYSTEM, INC., a Delaware corporation (the "Company"), and the stockholders of the Company (the "Stockholders") .

                           W I T N E S S E T H :

               WHEREAS, the Stockholders are the record and beneficial owners of (i) all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") and
(ii) all of the issued and outstanding shares of Series A Preferred Stock, par value $.01 per share, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Shares");

               WHEREAS, the Stockholders desire to exchange their Company Shares for shares of common stock, par value $.01 per share, of Republic ("Republic Common Stock") and Republic desires to acquire all of the Company Shares through such exchange, each on the terms and subject to the conditions contained herein (the "Acquisition"); and

               WHEREAS, the Board of Directors of the Company and the Stockholders have determined that the Acquisition is in the best interests of the Company and the Stockholders, and the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby;

               WHEREAS, the Board of Directors of Republic has determined that the Acquisition is in the best interests of Republic and its stockholders and has approved this Agreement and the transactions contemplated hereby;

               WHEREAS, for federal income tax purposes, it is intended that the Acquisition will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

               WHEREAS, for accounting purposes, it is intended that the Acquisition will be accounted for as a pooling-of-interests business combination.

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                ARTICLE I

                        EXCHANGE OF COMPANY SHARES

               Section 1.1 Exchange of Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), each of the Stockholders will convey, assign, transfer and deliver to Republic, and Republic will acquire and accept from each of the Stockholders, all right, title and interest in and to the Company Shares, free and clear of any lien, encumbrance, security interest, mortgage, pledge, charge, claim, option, right of first refusal or call, or restriction of any kind (collectively, "Liens") other than those, if any, created by Republic.

               Section 1.2 Conveyance. Such conveyance, assignment, transfer and delivery shall be effected by delivery by the Stockholders to Republic of stock certificates representing the Company Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Company Shares to Republic, free and clear of any and all Liens, other than those, if any, created by Republic.

               Section 1.3 Consideration.

               (a) Upon the terms and subject to the conditions of this Agreement, Republic will issue 212.3144 duly authorized, validly issued, fully paid and nonassessable shares of Republic Common Stock for each share of Company Common Stock conveyed, assigned, transferred and delivered to Republic by such Stockholder pursuant to Section 1.1 hereof (the "Common Stock Per Share Consideration").

               (b) Upon the terms and subject to the conditions of this Agreement, Republic will issue .8734 duly authorized, validly issued, fully paid and nonassessable shares of Republic Common Stock for each share of Company Preferred Stock conveyed, assigned, transferred and delivered by such Stockholder to Republic pursuant to Section 1.1 hereof (the "Preferred Stock Per Share Consideration"). The aggregate Common Stock Per Share Consideration and the aggregate Preferred Stock Per Share Consideration payable to all Stockholders pursuant to this Agreement is hereinafter referred to as the "Aggregate Consideration."

               Section 1.4 Adjustment of the Aggregate Consideration. If between the date of this Agreement and the Closing Date (as hereinafter defined), the outstanding shares of Company Common Stock, Company Preferred Stock or Republic Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Common Stock Per Share Consideration and/or the Preferred Stock Per Share Consideration, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. Nothing stated in the immediately preceding sentence shall be construed as providing the holders of Company Shares any preemptive or antidilutive rights other than in the case of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, and, except in such case, there shall be no adjustment to the Common Stock Per Share Consideration and/or the Preferred Stock Per Share Consideration, as the case may be, in the event that Republic issues or agrees to issue any shares of Republic Common Stock between the date hereof and the Closing Date, whether for cash, through option grants, option or warrant exercises, in acquisitions, or in other transactions.

               Section 1.5 Transfer Restrictions; Legend.

               (a) The shares of Republic Common Stock to be issued to the Stockholders pursuant to Section 1.3 hereof will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), on the Closing Date and may not be transferred, sold or otherwise disposed of by any Stockholder except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.

               (b) Except as contemplated by Section 11.13 of this Agreement, each Stockholder agrees that it will not transfer, sell or otherwise dispose of any of the shares of Republic Common Stock received in accordance with Section 1.3 hereof or reduce its interest in or relating to such shares of Republic Common Stock until after the publication of financial results covering at least thirty (30) days of combined operations of Republic and the Company after the Closing Date.

               (c) Each certificate representing shares of Republic Common Stock issued by Republic to the Stockholders in accordance with
Section 1.3 shall bear the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE SECURITIES AND EXCHANGE COMMISSION'S ACCOUNTING SERIES RELEASES 130 AND 135.

Republic agrees to remove such legend (or any relevant portion thereof), by prompt delivery of substitute certificates upon the request of the holder if at such time such legend (or portion thereof) is no longer required for purposes of, or applicable pursuant to, the prior provisions of this Section 1.5.

                                ARTICLE II

                                 CLOSING

               Section 2.1 Closing. Subject to the satisfaction or waiver of all the conditions to closing contained in Article VIII hereof, the closing (the "Closing") of the Acquisition will take place at 10:00 a.m. on the first business day after satisfaction or waiver of the conditions to the Closing contained in Article VIII hereof, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date."

               Section 2.2 Delivery of the Shares. At the Closing, each Stockholder will deliver to Republic (a) certificates evidencing the shares of Company Common Stock owned by such Stockholder (" Common Stock Certificates"), and (b) certificates evidencing the shares of Company Preferred Stock owned by such Stockholder ("Preferred Stock Certificates" and, together with the Common Stock Certificates, the "Certificates"), each duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are reasonably necessary to transfer title to such shares. At the Closing, each Stockholder shall also deliver to the Escrow Agent (as hereinafter defined) stock powers duly executed in blank, to be held for use in connection with the shares of Republic Common Stock to be included in the Escrowed Consideration (as hereinafter defined).

               Section 2.3 Delivery of Common Stock. At the Closing, Republic will (a) issue or cause to be issued to each Stockholder (i) in exchange for Common Stock Certificates, shares of Republic Common Stock (rounded down to the nearest whole share) in an amount equal to the Common Stock Per Share Consideration multiplied by the number of shares of Company Common Stock evidenced by such Common Stock Certificates and
(ii) in exchange for Preferred Stock Certificates, shares of Republic Common Stock (rounded down to the nearest whole share) in an amount equal to the Preferred Stock Per Share Consideration multiplied by the number of shares of Company Preferred Stock evidenced by such Preferred Stock Certificates and (b) deliver certificates representing such shares of Republic Common Stock as follows: (i) Republic will deposit in escrow pursuant to the Escrow Agreement referred to in Section 6.18 hereof certificates for ten percent (10%) of the total number of shares of Republic Common Stock included in the Aggregate Consideration (such shares of Republic Common Stock being hereinafter referred to as the "Escrowed Consideration"), and (ii) Republic will deliver to each Stockholder one or more certificates representing the balance of the shares of Republic Common Stock issuable to such Stockholder pursuant to this Agreement. The Common Stock Per Share Consideration and the Preferred Stock Per Share Consideration issuable to each Stockholder at the Closing shall each be reduced by such Stockholder's pro rata portion of the Escrowed Consideration. The Escrowed Consideration shall be deliverable to the Stockholders in accordance with Article X hereof. The shares of Republic Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Republic Common Stock pursuant to Section 2.5 hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

               Section 2.4 Lost Certificates. In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Republic, the posting by such person of a bond in such reasonable amount as Republic may direct as indemnity against any claim that may be made against it with respect to such Certificate, Republic shall, in respect of such lost, stolen or destroyed Certificate, issue or cause to be issued the number of shares of Republic Common Stock and pay or cause to be paid any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

               Section 2.5 No Fractional Shares. Notwithstanding the foregoing, no certificate or scrip representing fractional shares of Republic Common Stock shall be issued upon the delivery for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a stockholder of Republic. In lieu of any such fractional shares, each holder of Company Common Stock and Company Preferred Stock who would otherwise have been entitled to a fraction of a share of Republic Common Stock upon delivery of Certificates for exchange shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by $28.625 (subject to any adjustment required by Section 1.4 hereof).

                               ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                           AND THE STOCKHOLDERS

               Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by the Company to Republic prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company and the Stockholders, jointly and severally, represent and warrant to Republic as follows:

               Section 3.1 Organization. Each of the Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. True, accurate and complete copies of the Company's Certificate of Incorporation and By-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Republic. All such organizational documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of such organizational documents. As used in this Agreement, any reference to any event, change or effect having a "Company Material Adverse Effect" means such event, change or effect is, or is likely to be, materially adverse to (a) the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby. As used in this Agreement, "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

               Section 3.2 Capitalization.

               (a) Capitalization of the Company. As of the date hereof, the entire authorized capital stock of the Company consists of: (i) 1,000,000 shares of Company Common Stock, of which 100,000 shares are validly issued and outstanding, fully paid and nonassessable, and no shares are held in treasury and (ii) 5,000,000 shares of Company Preferred Stock, of which 470,000 shares are validly issued and outstanding, fully paid and nonassessable. All of the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character binding on the Company with respect to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of, or other equity interests in, the Company or securities convertible into or exchangeable for such shares, or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or other agreement. There are no contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. After the date hereof, no additional shares of Company Common Stock will have been issued. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any Stockholder is a party or is bound with respect to voting any shares of capital stock of the Company.

               (b) Subsidiaries of the Company. Section 3.2(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company and any other corporation, partnership, joint venture or other entity in which the Company directly or indirectly owns any equity or other ownership interest (an "Other Entity"), the number of authorized, issued and outstanding shares of each Subsidiary of the Company and Other Entity, the name of the record and beneficial owner of such shares and the jurisdiction of organization for each Subsidiary of the Company and Other Entity. All the outstanding shares of capital stock of each such Subsidiary are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of each such Subsidiary and Other Entity are owned beneficially and of record by the Company or one of its other Subsidiaries free and clear of all Liens. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any such Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any such Subsidiary.

               Section 3.3 Authority. The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

               Section 3.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, The Nasdaq Stock Market-National Market ("Nasdaq"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and similar foreign competition laws, and filings under state securities or "blue sky" laws and except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof shall not (a) conflict with or result in any breach of any provisions of the organizational documents of the Company or of any of its Subsidiaries, (b) require any filing by the Company or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by the Company or any of its Subsidiaries of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Company Material Adverse Effect), (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time, or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement (collectively, "Contracts") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction or decree, or any material statute, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries, except for violations of such orders, writs, injunctions or decrees which would not have a Company Material Adverse Effect.

               Section 3.5 Financial Statements. Section 3.5 of the Company Disclosure Schedule contains a copy of the audited consolidated balance sheet of the Company as of May 31, 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the fiscal year ended on such date, and the notes and schedules thereto, accompanied by the unqualified report thereon of Arthur Andersen LLP (the "Annual Financial Statements"), and a copy of the unaudited consolidated balance sheet of the Company as of November 30, 1996, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, certified by the chief financial officer of the Company (the "Interim Financial Statements"). The Annual Financial Statements and the Interim Financial Statements fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their respective dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended, and have all been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, except as disclosed therein and except, in the case of the Interim Financial Statements, for normal year-end audit adjustments and the absence of footnotes. The unaudited consolidated balance sheet of the Company as of November 30, 1996 is hereinafter referred to as the "Balance Sheet." Reserves are reflected on the Balance Sheet against all liabilities of the Company and its Subsidiaries in respect of claims of third parties for personal injury and property damage and worker's compensation claims in amounts that have been established on a basis consistent with the past practice of the Company and its Subsidiaries and in accordance with GAAP and such reserves are adequate in accordance with GAAP.

               Section 3.6 Legal Proceedings. Except as described in
Section 3.6 of the Company Disclosure Schedule, no material litigation, investigation of which the Company has knowledge or proceeding of or before any arbitrator or Governmental Entity has been commenced and is pending or, to the knowledge of the Company, is threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or assets. Section 3.6 of the Company Disclosure Schedule sets forth a brief description of each material judgment, injunction, decree, order or other determination of an arbitrator or Governmental Entity currently applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

               Section 3.7 Absence of Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries (absolute, accrued, contingent or otherwise) which are of the type required by GAAP to be reflected or reserved against on the Balance Sheet, other than (a) liabilities (i) fully reflected or reserved against on the Balance Sheet or (ii) incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and (b) liabilities disclosed in Section 3.7 of the Company Disclosure Schedule.

               Section 3.8 Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as set forth in Section 3.8 of the Company Disclosure Schedule, since the date of the Balance Sheet to the date hereof, the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, and there has not been any change or development, or combination of changes or developments, which has had a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as described in Section 3.8 of the Company Disclosure Schedule, except for those actions after the date of this Agreement permitted by this Agreement and except as entered into or effected in the ordinary course consistent with past practice, neither the Company nor any of its Subsidiaries has since the date of the Balance Sheet:

                    (i) incurred any material damage, destruction or loss;

                    (ii) made any material changes in its customary methods of operations, including, without limitation, its marketing practices and its relationships with any person ("Franchisee") who owns or possesses the right to operate a National Car Rental business or similar franchised business under a franchise or license agreement entered into with the Company or any of its Subsidiaries or any person (including a Subsidiary of the Company) to whom the Company or any of its Subsidiaries has granted the right to sell or grant a franchise of the Car Rental Business (as defined in Section 3.16(b)) to a third party ("Subfranchisor");

                    (iii) increased the compensation or benefits payable by it to its employees generally except for increases in compensation or benefits in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company or such Subsidiary;

                    (iv) made any payment or distribution to any affiliate, including, without limitation, any repayment of any Indebtedness (as hereinafter defined), except for (A) payments or distributions by a wholly owned Subsidiary of the Company (defined to include any Subsidiary all of whose shares are owned directly or indirectly by the Company other than nominee, director qualifying or similar shares) to the Company or another wholly owned Subsidiary of the Company, (B) payments of cash dividends on the Company Preferred Stock quarterly and immediately prior to the Closing and otherwise in accordance with the terms thereof and (C) salary payments to officers, directors and consultants;

                    (v) merged or consolidated with, or acquired an interest having a value in excess of $200,000 in, any person;

                    (vi) entered into any material joint venture, partnership or other similar arrangement with any person;

                    (vii) terminated, discontinued, closed or disposed of any material facility or any material business operation;

                    (viii) issued, sold or redeemed any capital stock, notes, bonds or other securities, or any option, warrant, stock appreciation right or other right to acquire the same;

                    (ix) declared or paid any dividends or other distributions in respect of its capital stock (except for declarations and payments of dividends or other distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and except for declarations and payments of cash dividends on the Company Preferred Stock quarterly and immediately prior to the Closing and otherwise in accordance with the terms thereof);

                    (x) amended, terminated, cancelled or compromised any undisputed material claims;

                    (xi) allowed any of its material Permits (as hereinafter defined) to lapse or terminate or failed to renew any of its material Permits;

                    (xii) amended or modified, in any material respect, or consented to the early termination of, any material Contract;

                    (xiii) amended its Certificate of Incorporation or By-laws;

                    (xiv) made any change in the financial or accounting practices or policies customarily followed by it (other than changes required by GAAP) or made any material election with respect to Taxes (as hereinafter defined);

                    (xv) entered into any material Contract or other material transaction; or

                    (xvi) agreed in writing or otherwise to do any of the foregoing.

               Section 3.9 Contracts.

               (a) Section 3.9(a) of the Company Disclosure Schedule lists (without duplication) each of the following Contracts to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject, in each case as of the date hereof:

                    (i) agreements, other than corporate customer agreements, involving at least $2,000,000 of obligations or benefits;

                    (ii) corporate customer agreements with the ten (10) largest corporate customers;

                    (iii) material agreements between the Company or any of its Subsidiaries, on the one hand, and a Franchisee, on the other hand;

                    (iv) agreements (including written settlement agreements) currently in effect pursuant to which the Company or any of its Subsidiaries licenses the right to use any Intellectual Property (as hereinafter defined) to any person or from any person (indicating which of the Company or its Subsidiaries is currently party to such agreement);

                    (v) agreements with any committee or organization of, or representing, Franchisees;

                    (vi) employment, severance and consulting agreements with any current or former director, officer or employee which provide for continuing obligations on the part of the Company or any of its Subsidiaries;

                    (vii) agreements with any labor union or similar association representing any employee;

                    (viii) agreements for the sale or lease (as lessor) by the Company or any of its Subsidiaries of any assets or properties (other than automobiles) in excess of $1,000,000 per agreement;

                    (ix) agreements relating to the acquisition or lease (as lessee) by the Company or any of its Subsidiaries of any assets or properties in excess of $1,000,000 per agreement, and all airport concession agreements;

                    (x) agreements relating to the disposition or acquisition of any ownership interest in any person with a book value of $500,000 or more;

                    (xi) joint venture, partnership or similar agreements;

                    (xii) agreements that materially limit or purport to materially limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area or during any period of time;

                    (xiii) agreements relating to the incurrence of more than $250,000 of Indebtedness by the Company or any of its Subsidiaries or restricting the ability of the Company or any of its Subsidiaries to incur Indebtedness;

                    (xiv) agreements relating to any Guarantee
         Obligations (as hereinafter defined) of the Company or any of its Subsidiaries involving more than $250,000 (other than indemnities made in the ordinary course of business which are not material to the Company and its Subsidiaries taken as a whole);

                    (xv) agreements relating to the making of any loan or advance by the Company or any of its Subsidiaries other than (x) intercompany loans among the Company and its wholly owned Subsidiaries and (y) those made in the ordinary course of business which are not in excess of $100,000;

                    (xvi) agreements providing for the indemnification by the Company or any of its Subsidiaries to any person except those entered into in the ordinary course of business which are not material to the Company and its Subsidiaries taken as a whole;

                    (xvii) agreements with any Governmental Entity except those entered into in the ordinary course of business which are not material to the Company and its Subsidiaries taken as a whole and other than tax audit agreements; and

                    (xviii) other material Contracts.

               (b) There have been delivered or made available to Republic true and complete copies of all of the written agreements listed in Section 3.9 of the Company Disclosure Schedule and a written summary of all of the oral agreements, if any, listed in Section 3.9 of the Company Disclosure Schedule. Each material Contract to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject is in full force and effect and constitutes a legal, valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or one of its Subsidiaries, as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither the Company nor any of its Subsidiaries has received any written notice (x) that any such material Contract is not enforceable against any party thereto or (y) of early termination or intention to early terminate from any other party to any such material Contract. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such material Contract is in material breach of or material default under any such material Contract.

               (c) As used in this Agreement, "Indebtedness" means, as to any person (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such person in respect of acceptances issued or created for the account of such person and (d) all liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof. As used in this Agreement, "Guarantee Obligation" means any obligation of (a) the guaranteeing person or (b) another person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any debt, leases, dividends or other obligations (the "primary obligations") of any other third person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of securing the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

               Section 3.10 Properties.

               (a) Section 3.10 of the Company Disclosure Schedule contains a list of all real estate owned, and all material real estate leased, by the Company or any of its Subsidiaries (except any thereof first acquired or leased after the date hereof as permitted by Section
6.1 hereof). Each of the Company and its Subsidiaries has good record and marketable title in fee simple to all material real estate owned by it, and has valid leasehold interests in all material real estate leased by it, in each case, free and clear of all Liens except for Permitted Liens (as hereinafter defined) or as otherwise disclosed in Section 3.10 of the Company Disclosure Schedule. The current use of such material owned and leased real estate by the Company or any of its Subsidiaries does not violate in any material respect the certificate of occupancy thereof or any material local zoning or similar land use or government regulations.

               (b) The Company and its Subsidiaries have good and valid title to all material assets (other than the real property which is represented and warranted in paragraph (a) above) shown on the Balance Sheet or acquired since the date of the Balance Sheet in the ordinary course of business, in each case free and clear of all Liens except for Permitted Liens or as otherwise disclosed in Section 3.10 of the Company Disclosure Schedule. There is no material defect in the normal operating condition and repair of the equipment owned or leased by the Company and its Subsidiaries.

               (c) As used in this Agreement, "Permitted Liens" means (i) Liens shown on the Balance Sheet as securing specified liabilities or obligations as to which no default exists, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, or which are being contested in good faith by appropriate proceedings, (iii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (for which adequate reserves have been made in the Balance Sheet), (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security, retirement and other similar legislation for sums not yet due and payable, (v) Liens permitted to be incurred on and after the date hereof in accordance with Section 6.1 hereof, (vi) leases to third parties, and (vii) other imperfections of title or encumbrances, which, individually or in the aggregate, would not materially detract from the value of the property or asset to which it relates or materially impair the ability of Republic or the Company to use the property or asset to which it relates in substantially the same manner as it was used by the Company prior to the Closing Date.

               Section 3.11 Intellectual Property.

               (a) Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns or has the right to use, sell or license the Intellectual Property (as hereinafter defined), free and clear of all Liens. Section 3.11 of the Company Disclosure Schedule sets forth a complete and accurate list of all material federal, state and foreign patents and patent applications, trademark or service mark applications and registrations and copyright registrations and applications, each as owned by the Company or one of its Subsidiaries (indicating which of the Company and its Subsidiaries owns such rights). Except as set forth in Section 3.11 of the Company Disclosure Schedule, either the Company or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration listed on Section 3.11 of the Company Disclosure Schedule. As used in this Agreement, "Intellectual Property" means all material intellectual property rights used in the business of the Company or any of its Subsidiaries as currently conducted, including, without limitation, all patents and patent applications; trademarks, trademark registrations and applications; trade names; service marks and service mark registrations and applications; copyrights and copyright registrations and applications; computer programs; technology, know-how, trade secrets, proprietary processes and formulae.

               (b) The material registrations listed on Section 3.11 of the Company Disclosure Schedule are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. Unless otherwise indicated on Section 3.11 of the Company Disclosure Schedule, the material registrations and applications listed on Section 3.11 of the Company Disclosure Schedule have not lapsed, expired or been abandoned, and no material application or registration therefor is the subject of any pending, existing or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any registration authority in any jurisdiction.

               (c) Except as set forth on Section 3.11 of the Company Disclosure Schedule, (i) the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any proprietary right owned or controlled by any third party in a manner likely to result in a material liability to the Company or any of its Subsidiaries and (ii) there are no claims or suits pending or, to the knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any notice of a claim or suit (A) alleging that the Company's or any of its Subsidiaries' activities or the conduct of their business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (B) challenging the ownership, use, validity or enforceability of the Intellectual Property.

               (d) Except as set forth on Section 3.11 of the Company Disclosure Schedule, to the knowledge of the Company, no third party is infringing upon any Intellectual Property owned or controlled by the Company or any of its Subsidiaries and no such claims have been made by the Company or any of its Subsidiaries.

               (e) Except as set forth on Section 3.11 of the Company Disclosure Schedule, to the knowledge of the Company, there are no judgments or orders which restrict the Company's or any of its Subsidiaries' rights to use any Intellectual Property, and no concurrent use or other agreements (aside from license and other like agreements) which restrict the Company's or any of its Subsidiaries' rights to use any Intellectual Property owned by the Company and its Subsidiaries.

               (f) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the Intellectual Property nor will it require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

               Section 3.12 Employee Benefits; ERISA.

               (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, change-in-control, termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate (the "Plans"). The Plans that are "employee welfare benefit plans," or "employee pension benefit plans" as such terms are defined in Sections 3(1) and 3(2) of ERISA are hereinafter referred to collectively as the "ERISA Plans". None of the Company, any of its Subsidiaries, or any ERISA Affiliate has any commitment to create any additional Plan or, except as contemplated by Section 6.12(b) hereof, modify or change any existing Plan that would affect any employee or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate except to the extent that any such creation, modification or change is, individually or in the aggregate, not likely to result in a material liability of the Company or any of its Subsidiaries.

               (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Republic true, correct and complete copies of each of the following documents:

                    (i) the Plan documents (including all amendments thereto) for each written Plan;

                    (ii) the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement for which such a report was filed; and

                    (iii) the actuarial report, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement.

               (c) No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate since July 1, 1995 that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title, other than liability for contributions to such Plans and premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made when due. No Plan (other than a Plan which is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA) is subject to Title IV of ERISA or Section 412 of the Code.

               (d) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could reasonably be expected to be subject to any material liability for either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

               (e) With respect to any ERISA Plan that is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA,
(i) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has, since July 1, 1995 made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) none of the Company, any of its Subsidiaries, or any ERISA Affiliate has any material contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (iv) the aggregate withdrawal liability of the Company, its Subsidiaries and ERISA Affiliates, computed as if a complete withdrawal by the Company, any of its Subsidiaries and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not be material.

               (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

               (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the "IRS") stating that it is so qualified or has applied to the IRS for such a determination and, to the knowledge of the Company, no event has occurred that will or is likely to give rise to disqualification of any such Plan or trust created thereunder.

               (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, no amounts payable under the Plans or any other contract, agreement or arrangement to which the Company, any of its Subsidiaries or any ERISA Affiliate is likely, as a result of the transactions contemplated hereby, to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

               (i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

               (j) All Plans covering foreign employees of the Company or the Subsidiaries comply in all material respects with applicable local law. The Company and the Subsidiaries have no material unfunded liabilities with respect to any pension plan which covers foreign employees.

               Section 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule: (a) Giving effect to all extensions obtained, each of the Company and its Subsidiaries has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all Tax Returns (as hereinafter defined) required to be filed by it, and all such Tax Returns are true, correct and complete in all respects and (ii) timely paid (or there has been paid on its behalf) all Taxes, due or claimed to be due from it by any taxing authority, except for Taxes which are being contested in good faith by appropriate proceedings (for which adequate reserves determined in accordance with GAAP have been made in the Balance Sheet);

               (b) The reserves for Taxes (determined in accordance with GAAP) reflected in the Interim Financial Statements are adequate for the payment of all Taxes incurred or which may be incurred by the Company and its Subsidiaries through the date thereof. Since the date of the Interim Financial Statements, none of the Company or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business;

               (c) None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or allocation agreement, Tax indemnification agreement or similar contract or arrangement;

               (d) No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes;

               (e) None of the Company or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

               (f) Since July 1, 1995, none of the Company or any of its Subsidiaries has been a member of an affiliated group (or similar state or local filing group) other than any group in which Santa Anna Holdings, Inc. ("Santa Anna") or the Company is the common parent; and

               (g) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

               Section 3.14 Environmental Laws.

               (a) Except as disclosed in Section 3.14 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have complied with, and are currently in compliance with, all applicable Environmental Laws (as hereinafter defined); (ii) the properties presently or, to the knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Real Properties") do not contain any Hazardous Substance (as hereinafter defined), other than, to the knowledge of the Company, as would not require investigation or remediation under applicable Environmental Law (provided, however, that with respect to Real Properties formerly owned or operated by the Company, such representation is limited to the period prior to the disposition of such Real Properties by the Company or one of its Subsidiaries); (iii) neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or any third party alleging that the Company is in violation of, or liable under, any Environmental Law and none of the Company, its Subsidiaries or the Real Properties are subject to any court order, administrative order or decree arising under any Environmental
Law and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Real Properties during the time such Real Property was owned or operated by the Company or one of its Subsidiaries in violation of applicable Environmental Law or, to the knowledge of the Company, to a site that is listed or proposed for listing on the National Priorities List or the CERCLIS List compiled pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act or to a site that is listed or proposed for listing pursuant to a state environmental remediation statute or that otherwise requires remediation under such laws.

               (b) As used in this Agreement, "Environmental Law" means any applicable Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity, (i) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of Hazardous Substances, in each case as now in effect, but excluding in any case the Occupational Safety & Health Act and any other applicable law regulating workplace health or safety. As used in this Agreement, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including, without limitation, petroleum products or fractions or derivatives thereof, or any substance containing any such substance as a component.

               (c) Notwithstanding the generality of any other representation and warranty in this Agreement, with respect to the matters covered by this Section 3.14, (i) the representations and warranties contained in Sections 3.4, 3.6 and 3.7 hereof and this Section
3.14 shall be deemed to be the sole and exclusive representations and warranties made by the Company concerning Environmental Matters, (ii) no other representation or warranty contained in this Agreement shall apply to any Environmental Matters (as hereinafter defined) and (iii) no other representation or warranty, express or implied, is being made with respect to Environmental Matters. As used in this Agreement, "Environmental Matters" shall mean any matter arising out of, relating to or resulting from contamination, protection of the environment, health or safety of humans, releases of Hazardous Substances into air, water vapor, surface water, groundwater, surface land, subsurface land, plant and animal life and any other natural resources, or resulting from the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release, or disposal of Hazardous Substances.

               Section 3.15 Labor and Employment Matters.

               (a) Except to the extent set forth in Section 3.15(a) of the Company Disclosure Schedule: (i) there is no material labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, and since July 1, 1995 there has not been any such action; (ii) no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any material current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) there are no material written personnel policies, rules or procedures generally applicable to the employees of the Company or any of its Subsidiaries, other than those set forth in Section 3.15(a) of the Company Disclosure Schedule, true and correct copies of which have heretofore been delivered or made available to Republic; (vi) the Company and each of its Subsidiaries are, and have at all times been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and the Company and each of its Subsidiaries are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no material grievance arising out of any collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; (ix) to the knowledge of the Company, no material charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency responsible for the prevention of unlawful employment practices; (x) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress; and (xi) there are no material complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

               (b) Since July 1, 1995, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, none of the Company's or any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date of this Agreement.

               Section 3.16 Compliance with Laws.

               (a) Each of the Company and its Subsidiaries is in compliance in all material respects with all material laws, statutes, orders, rules, regulations, ordinances and judgments of any Governmental Entity, including, without limitation, the Federal Trade Commission Act, as amended (the "FTC Act"), and all applicable state and foreign franchise laws, holds all material Permits (as hereinafter defined) that are necessary to the conduct of its business or the ownership of its properties, and is in compliance in all material respects with each such Permit. As used in this Agreement, "Permits" means, as to any person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Entities and all industry or other nongovernmental self-regulatory organizations that are issued to such person.

               (b) (i) The sale or grant by the Company or any of its Subsidiaries of each franchise or subfranchise of the business of operating a motor vehicle rental business which specializes in the rental of vehicles without drivers for periods of less than one year ("Car Rental Business") to any Franchisee, and (ii) the acquisition by the Company or any of its Subsidiaries of any franchise or subfranchise of the Car Rental Business from a Franchise or Subfranchisor, was made in compliance in all material respects with all applicable laws, including, without limitation, the FTC Act, if applicable, and all applicable state and foreign franchise laws.

               (c) Except as disclosed in Section 3.16 of the Company Disclosure Schedule, since July 1, 1995, none of the Company or any of its Subsidiaries has received any written or any other communication from any Governmental Entity asserting that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable material law or Permit.

               Section 3.17 Offering Circulars. The Company has heretofore delivered or made available to Republic a true and complete copy of the current uniform franchise offering circular and other disclosure statements of the Company or of any of its Subsidiaries in connection with its sale of franchises to Subfranchisors and Franchisees (the "Offering Circulars").

               Section 3.18 Affiliate Transactions. Section 3.18 of the Company Disclosure Schedule contains a summary of all material transactions since July 1, 1995 and all currently proposed material transactions between the Company or any of its Subsidiaries, on the one hand, and any current or former director or officer of the Company or any of its Subsidiaries or any such director's or officer's affiliates known as such to the Company, or any entity known as such to the Company, in which any such director, officer or affiliate has a direct or indirect material interest, other than standard employment agreements or arrangements and employee benefit plans.

               Section 3.19 Brokers or Finders. Neither the Company nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Goldman, Sachs & Co., whose fees and expenses, as previously disclosed to Republic, shall be paid by the Company in accordance with the Company's agreement with such firm.

               Section 3.20 Takeover Statutes. Section 203 of the General Corporation Law of the State of Delaware ("DGCL") is inapplicable to the transactions contemplated by this Agreement. To the knowledge of the Company, no other "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute, law, regulation or rule of any Governmental Entity (each a "Takeover Statute") is applicable to the transactions contemplated by this Agreement.

               Section 3.21 Insurance. National Tilden Operations Inc. ("National Tilden") is adequately insured, based on its historical experience and general industry practice, for all claims of third parties for personal injury and property damage and worker's compensation claims.

                                ARTICLE IV
      ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

               Each of the Stockholders, severally and not jointly, represents and warrants as to itself to Republic as follows:

               Section 4.1 Organization. Each Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

               Section 4.2 Authority. The execution, delivery and performance of this Agreement by each Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Stockholder, and no other proceedings on the part of each Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Each Stockholder has approved the transactions contemplated hereby and has determined that such transactions are in the best interests of the Company and such Stockholder.

               Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and similar foreign competition laws, the execution, delivery or perfor-mance of this Agreement by each Stockholder, the consummation by each Stockholder of the transactions contemplated hereby and compliance by each Stockholder with any of the provisions hereof shall not (a) conflict with or result in any breach of any provisions of the organizational documents of such Stockholder, (b) require any filing by such Stockholder or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by such Stockholder of any Governmental Entity,
(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to such Stockholder, except, in the case of clause (c) or (d), for violations, breaches or defaults which would not have a material adverse effect on the ability of such Stockholder to consummate the transactions contemplated hereby.

               Section 4.4 Title to Shares. Section 4.4 of the Company Disclosure Schedule sets forth the number of outstanding shares of Company Common Stock and Company Preferred Stock owned by each Stockholder, and each Stockholder (i) owns such shares free and clear of any Liens and (ii) has full power, right and authority to exchange such shares pursuant to the terms of this Agreement.

               Section 4.5 Investment Intention. Each Stockholder is acquiring the shares of Republic Common Stock issuable to such Stockholder pursuant to the terms of this Agreement for investment solely for such Stockholder's own account and not with a view to or for resale in connection with the distribution or other disposition thereof except for such which are permitted hereunder and under the Securities Act.

               Section 4.6 Federal Securities Law Matters. Each Stockholder has been advised that (a) neither the sale nor the offer of the shares of Republic Common Stock issuable pursuant to the terms of this Agreement has been registered under the Securities Act, (b) such shares must be held and each Stockholder must continue to bear the economic risk of the investment in the shares of Republic Common Stock issuable to such Stockholder pursuant to the terms of this Agreement until such shares are subsequently registered under the Securities Act or an exemption from registration is available, (c) a restrictive legend in the form set forth in Section 1.5(c) hereof shall be placed on the certificates representing the shares of Republic Common Stock issuable pursuant to the terms of this Agreement and (d) appropriate stop-transfer instructions shall be issued by the Company to its stock transfer agent with respect to such shares; provided that such legend shall be removed and such stop-transfer instructions lifted when and as contemplated by
Section 1.5(c) hereof.

               Section 4.7 Ability to Bear Risk. (a) The financial situation of each Stockholder is such that each Stockholder can afford to bear the economic risk of holding the shares of Republic Common Stock issuable to it pursuant to the terms of this Agreement for an indefinite period and (b) each Stockholder can afford to suffer the complete loss of such Stockholder's investment in such shares of Republic Common Stock.

               Section 4.8 Access to Information. (a) Each Stockholder understands and is aware of all the risk factors related to an investment in the shares of Republic Common Stock issuable pursuant to the terms of this Agreement, (b) each Stockholder has carefully reviewed this Agree-ment and has been granted the opportunity to ask questions of, and receive answers from, representatives of Republic concerning the terms and conditions of the investment in the shares of Republic Common Stock issuable pursuant to the terms of this Agreement and to obtain any additional information which such Stockholder deems necessary, (c) each Stockholder's knowledge and experience in financial and business matters is such that each Stockholder is capable of evaluating the risks of the investment in the shares of Republic Common Stock issuable pursuant to the terms of this Agreement and (d) in making its decision to approve the transactions contemplated hereby and to exchange its shares of Company Common Stock for shares of Republic Common Stock pursuant to this Agreement, each Stockholder has relied upon the independent investigation made by such Stockholder and, to the extent believed by each Stockholder to be appropriate, such Stockholder's representatives, including such Stockholder's own professional, tax and other advisors.

                                ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF REPUBLIC

               Republic represents and warrants to the Company and the Stockholders as follows:

               Section 5.1 Organization. Republic is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Republic Material Adverse Effect (as hereinafter defined). As used in this Agreement, any reference to any event, change or effect having a "Republic Material Adverse Effect" means such event, change or effect is, or is likely to be, materially adverse to (a) the business, properties, financial condition or results of operations of Republic and its Subsidiaries, taken as a whole or (b) the ability of Republic to consummate the transactions contemplated hereby.

               Section 5.2 Capitalization. As of the date hereof, the entire authorized capital stock of Republic consists of: (a) 500,000,000 shares of Republic Common Stock of which, as of December 31, 1996, (i) 232,732,558 shares were issued and outstanding, (ii) no shares were held in treasury, (iii) 16,637,037 shares were reserved for issuance upon the exercise of outstanding stock options granted pursuant to Republic's various stock option plans (the "Republic Stock Plans") and (iv) 32,153,100 shares were reserved for issuance upon the exercise of outstanding warrants (the "Republic Warrants") and (b) 5,000,000 shares of preferred stock, par value $.01 per share, of which, as of December 31, 1996, no shares were issued and outstanding. All the outstanding shares of Republic's capital stock are, and all shares (a) which may be issued pursuant to the Republic Stock Plans and the Republic Warrants shall be, when issued in accordance with the terms of the applicable Republic Stock Plan or Warrant, as the case may be, and (b) which are to be issued pursuant to the terms of this Agreement shall be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto.

               Section 5.3 Authority. Republic has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Republic and the consummation by Republic of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Republic and no other corporate proceedings on the part of Republic are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Republic and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Republic, enforceable against Republic in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

               Section 5.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, Nasdaq, the HSR Act and similar foreign competition laws, and filings under state securities or "blue sky" laws, the execution, delivery or performance of this Agreement by Republic, the consummation by Republic of the transactions contemplated hereby and compliance by Republic with any of the provisions hereof shall not (a) conflict with or result in any breach of any provision of the organizational documents of Republic, (b) require any filing by Republic or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by Republic or any of its Subsidiaries of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Republic Material Adverse Effect), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Republic or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Republic or any of its Subsidiaries, except, in the case of clause (c) or (d), for violations, breaches, defaults, terminations, cancellations or accelerations which would not have a Republic Material Adverse Effect.

               Section 5.5 SEC Reports and Financial Statements. Republic has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to the Stockholders true and complete copies of, all forms, reports and other documents required to be filed by it since September 1, 1995 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Republic SEC Documents"). The Republic SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The consolidated financial statements of Republic included in the Republic SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) in all material respects the consolidated financial position of Republic and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Republic SEC Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, there are no material liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of Republic and its Subsidiaries or in the notes thereto which, individually or in the aggregate, would have a Republic Material Adverse Effect.

               Section 5.6 Brokers or Finders. Neither Republic nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

               Section 5.7 Takeover Statutes. To the knowledge of
Republic, no Takeover Statute is applicable to the transactions contemplated by this Agreement.

               Section 5.8 Absence of Certain Changes or Events. Except as disclosed in the Republic SEC Documents prior to the date hereof, since September 30, 1996 to the date hereof, there has not been any change or development, or combination of changes or developments, which has had a Republic Material Adverse Effect.

               Section 5.9 Legal Proceedings. Except as disclosed in the Republic SEC Documents prior to the date hereof, (i) no litigation, investigation of which Republic has knowledge or proceeding of or before any arbitrator or Governmental Entity has been commenced and is pending or, to the knowledge of Republic, is threatened by or against Republic or any of its Subsidiaries or against any of their respective properties or assets which would have, individually or in the aggregate, a Republic Material Adverse Effect; and (ii) there are no judgments, injunctions, decrees, orders or other determinations of an arbitrator or Governmental Entity applicable to the Republic or any of its Subsidiaries or any of their respective properties or assets which would have, individually or in the aggregate, a Republic Material Adverse Effect.

               Section 5.10 Compliance with Laws. Except as disclosed in the Republic SEC Documents prior to the date hereof, each of Republic and its Subsidiaries is in compliance in all respects with all laws, statutes, orders, rules, regulations, ordinances and judgments of any Governmental Entity, holds all Permits that are necessary to the conduct of its business or the ownership of its properties, and is in compliance with each such Permit, except where the failure to so comply with an applicable law or hold such Permits would not have a Republic Material Adverse Effect.

                                ARTICLE VI
                      COVENANTS AND OTHER AGREEMENTS

               Section 6.1 Conduct of Business. Except as contemplated by this Agreement or with the prior written consent of Republic (which consent shall not be unreasonably withheld or delayed) during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and shall use all reasonable efforts, and shall cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its material relationships with licensors, licensees, Franchisees, Subfranchisors, customers, suppliers, employees and any others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, or as disclosed in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Closing Date, without the prior written consent of Republic (which consent shall not be unreasonably withheld or delayed):

               (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

               (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly owned Subsidiary of the Company, issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of additional shares of capital stock of any class, or any securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities, or capital stock;

               (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except
(i) that any wholly owned Subsidiary of the Company may pay dividends to the Company or any of the Company's other wholly owned Subsidiaries and
(ii) for the declaration and payment of cash dividends on the Company Preferred Stock quarterly and immediately prior to the Closing and otherwise in accordance with the terms thereof;

               (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities (other than as permitted by Section 6.1(f) hereof);

               (e) (i) sell, lease, transfer or dispose of any material assets or rights, (ii) permit any asset to suffer any Lien thereupon, except for any such Liens existing on the date hereof and for Permitted Liens, or (iii) acquire any material assets or rights, unless in the case of clauses (i), (ii) and (iii) of this Section 6.1(e), (A) in the ordinary course of business consistent with past practice or (B) pursuant to obligations in effect on the date hereof;

               (f) (i) incur, assume or refinance any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for any Guarantee Obligations of any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person, unless in the case of clauses (i),
(ii) and (iii) of this Section 6.1(f), (A) in the ordinary course of business consistent with past practice or (B) pursuant to obligations in effect on the date hereof;

               (g) pay, discharge or satisfy any liability, obligation, or Lien (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company or any of its Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of claims, liabilities or obligations of the Company or its Subsidiaries (i) reflected or reserved against the Balance Sheet or (ii) incurred in the ordinary course of business since the date of the Balance Sheet;

               (h) change any of the accounting or tax principles, practices or methods used by the Company (except as required by GAAP or applicable law);

               (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal salary or wage increases in the ordinary course business and consistent with past practice), enter into or amend any employment, severance, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, agents or consultants (other than routine advances in the ordinary course of business and consistent with past practice), whether contingent on consummation of the transactions contemplated hereby or otherwise;

               (j) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days, except in the ordinary course of business and consistent with past practice or as permitted by this Agreement;

               (k) make or authorize any capital expenditures except in the ordinary course consistent with past practice;

               (l) settle or compromise any material Tax liability;

               (m) (i) enter into, amend or terminate early any material Contract, except in the ordinary course of business consistent with past practice, or (ii) knowingly take any action or fail to take any action that, with or without either notice or lapse of time, would constitute a material default under any material contract;

               (n) make any payments, loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, the Stockholders, their affiliates, associates or family members (other than (i) compensation payable and routine advances in the ordinary course of business and consistent with past practice to Stockholders who are also employees or consultants and (ii) for the payment of cash dividends on the Company Preferred Stock quarterly and immediately prior to the Closing and otherwise in accordance with the terms thereof);

               (o) make any change in its accounts payable practices generally;

               (p) terminate or amend or fail to perform any of its obligations or permit any material default to exist or cause any material breach under, or enter into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

               (q) dispose of or permit to lapse any Intellectual
Property;

               (r) modify, amend or enter into any collective bargaining agreement;

               (s) file any income Tax Return or pay any income Tax shown to be due thereon or make any material elections with respect to Taxes with respect to such Tax Returns; or

               (t) take, or agree in writing or otherwise to take, any of the foregoing actions.

               Section 6.2 No Solicitation. Unless and until this Agreement is terminated in accordance with its terms, neither the Company nor the Stockholders shall, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about the Company that is not publicly available to, or otherwise assist, facilitate or encourage, any entity, person or group (other than Republic, an affiliate of Republic or their authorized representatives) concerning any proposal for a merger, sale of substantial assets, sale of any shares of capital stock or rights to acquire any shares of capital stock, recapitalization or other business combination transaction involving the Company or any of its Subsidiaries (a "Competing Transaction"). The Company and the Stockholders shall instruct the respective officers, directors, employees, advisors, affiliates, counsel and agents (collectively, "Representatives") of the Company and its Subsidiaries not to take any action contrary to the provisions of the previous sentence. The Company shall notify Republic immediately in writing if the Company becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, the Company or its Subsidiaries with respect to a Competing Transaction.

               Section 6.3 Other Car Rental Transactions. Unless and until this Agreement is terminated in accordance with its terms, Republic shall not enter into any agreement or agreement in principle with any entity, person or group providing for a merger or other business combination with, or purchase of any portion of the Car Rental Business of, or more than 5% of the capital stock of, any person or entity engaged in the Car Rental Business (each an "Other Car Rental Transaction"), and shall cease all discussions and negotiations with, and prior to the Closing Date shall not directly or indirectly, initiate or re-initiate any discussions with, or enter into any negotiations with, those companies previously agreed to in writing by Republic and the Company.

               Section 6.4 Access. From the date of this Agreement until the Closing Date (or the termination of this Agreement), the Company shall (and shall cause each of its Subsidiaries to) afford to Republic and its Representatives reasonable access, upon reasonable notice during normal business hours, to all its properties, books, contracts, commitments, personnel and records and shall (and shall cause each of its Subsidiaries to) furnish promptly to Republic all information concerning its business, properties and personnel as may reasonably be requested. All such information as may be furnished by or on behalf of the Company or any of its Subsidiaries to Republic or its Representatives pursuant to this Section 6.4 shall be subject to the terms of the confidentiality agreement dated November 20, 1996 between the Company and Republic (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

               Section 6.5 Notification of Certain Matters. Each of the Company and Republic shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any event or change or impending occurrence of any event or change of which it has knowledge and which has resulted, or which, insofar as can reasonably be foreseen, is likely to result, in any of the conditions to the transactions contemplated hereby set forth in Article VIII hereof not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               Section 6.6 Compliance With Nasdaq and SEC Requirements. From the date hereof to the Closing Date, Republic shall comply in all material respects with all applicable requirements of Nasdaq and the SEC with respect to the filing of information and reports. From the date hereof through the Closing Date, Republic shall promptly furnish or make available to the Stockholders, a copy of each report, schedule, registration statement and other documents filed by it with the SEC during such period pursuant to the requirements of Section 13(a) or 15(d) of the Exchange Act, which filings shall satisfy all of the representations set forth in Section 5.5 as to Republic SEC Documents as fully as if such filings were deemed to be "Republic SEC Documents."

               Section 6.7 Reasonable Efforts.

               (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the preparation and filing of all applicable forms under the HSR Act, (ii) such actions as may be required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of Republic Common Stock and contemplated hereby, (iii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite consents, approvals, authorizations or orders of any Governmental Entity or third party and (iv) the satisfaction of all conditions to the Closing.

               (b) Each party shall promptly consult with the other with respect to and provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement (except personal information with respect to officers and directors). Each party hereto shall promptly inform the other of any material communication from any Government Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

               (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Republic to enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Republic to hold separate or divest, or to restrict the dominion or control of Republic or any of its affiliates over, any significant portion of the Car Rental Business or any other business of Republic, its affiliates or the Company and its Subsidiaries. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the Closing.

               Section 6.8 Disclosure Supplements. Prior to the Closing, the Company shall supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in such schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty which has been rendered inaccurate thereby; provided, however, that no such supplement or amendment shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement.

               Section 6.9 Publicity. The initial press release relating to this Agreement shall be a joint press release and, thereafter, the Company and Republic shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement.

               Section 6.10 Pooling-of-Interests. Each of the parties hereto shall not take, and shall use its reasonable best efforts to cause its affiliates not to take, any action that would prevent the Acquisition from qualifying for, and shall use its reasonable best efforts to cause the Acquisition to qualify for, pooling-of-interests accounting treatment for financial reporting purposes.

               Section 6.11 Tax Treatment and Reporting. Each of the parties hereto shall not take, and shall use its reasonable best efforts to cause its affiliates not to take, any action that would prevent the Acquisition from qualifying as, and shall use its reasonable best efforts to cause the Acquisition to qualify as, a "reorganization" under Section 368(a)(1)(C) of the Code with respect to Santa Anna and a "reorganization" under Section 368(a)(1)(B) of the Code with respect to Emerald Investors, L.L.C. Without limiting the generality of the foregoing, unless otherwise permitted by a pronouncement of the IRS, Republic shall not, and shall use its reasonable best efforts to cause its affiliates not to, liquidate or merge the Company into, or transfer any Company Shares to, any other entity prior to the second anniversary of the Closing Date. Republic and each of the Stockholders shall, and Republic shall cause the Company to, treat the Acquisition as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code with respect to Santa Anna and a "reorganization" under Section 368(a)(1)(B) of the Code with respect to Emerald Investors, L.L.C. and shall file such information with their income tax returns as may be required by Treasury Regulation Section 1.368-3 or other applicable law.

               Section 6.12 Benefits; Continuing Employees. For at least two years following the Closing Date, Republic will cause the Company to continue to provide each employee of the Company and its Subsidiaries who remains an employee of the Company and its Subsidiaries (the "Affected Employees") with such salary, pension and other employee benefits as are provided by the Company and its Subsidiaries immediately prior to the Closing Date, except that Republic may substitute benefits under its bonus plan and the Republic Stock Plans for those currently provided under the Company's bonus and long-term incentive plans. At any time that Affected Employees become entitled to participate in a Republic Plan (as hereinafter defined) Republic shall cause the Affected Employees to receive the same service credit with Republic and its Subsidiaries as each such Affected Employee previously earned up to such time for purposes of determining the Affected Employee's eligibility to participate in, vesting under, benefit accrual under, eligibility for early distribution of benefits from and eligibility for early retirement or any subsidized benefit provided for in any employee benefit plan, practice or policy established, maintained or contributed to by Republic (a "Republic Plan") in which such Affected Employee is eligible to participate and shall where appropriate cause each Republic Plan to reflect the foregoing requirement; provided, however, that any determination as to whether an Affected Employee is eligible to participate in a Republic Plan instead of a Company plan shall be solely in Republic's discretion. Republic shall, or shall cause the Company to, use its best efforts to cause the plan provider to, waive any pre-existing condition exclusions under any Republic Plan under which Affected Employees become covered on and after the Closing Date, other than any such exclusions that were not waived under the comparable plan of the Company prior to the Closing Date. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any Republic Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA (a "Successor Welfare Plan") in which such Affected Employee is eligible to participate (provided, however, that any determination as to whether an Affected Employee is eligible to participate in a Republic Plan instead of a Company plan shall be solely in Republic's discretion), expenses and claims previously recognized for similar purposes under plans of the Company or any of its Subsidiaries providing similar benefits prior to the Closing Date shall be credited or recognized under the applicable Successor Welfare Plan.

               Section 6.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of the Company and Republic and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to act to eliminate or minimize the effects of any such Takeover Statute on any of the transactions contemplated by this Agreement.

               Section 6.14 Certain Actions. Each of the parties hereto shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to their respective obligations to consummate the transactions contemplated hereby set forth in Article VIII not being satisfied.

               Section 6.15 Indemnification; Insurance.

               (a) The Company shall, and, from and after the Closing Date, Republic and the Company shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the DGCL (notwithstanding the By-laws of the Company or Republic) to indemnify its own directors, officers and employees, as the case may be (and the Company or Republic, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Closing Date), (i) the Indemnified Parties may retain counsel satisfactory to them with the consent of the Company (or the consent of Republic and the Company after the Closing Date) which consent of the Company (or, after the Closing Date, Republic and the Company) with respect to such counsel retained by the Indemnified Parties may not be unreasonably withheld, (ii) the Company (or, after the Closing Date, Republic and the Company) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or, after the Closing Date, Republic and the Company) shall use all reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor Republic shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and Republic (but the failure so to notify shall not relieve the Company or Republic from any liability which it may have under this Section 6.15, except to the extent such failure materially prejudices such party), and shall deliver to the Company (or, after the Closing Date, Republic and the Company) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The provisions of the Certificate of Incorporation and the By-laws of the Company with respect to indemnification and exculpation from liability shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors or officers of the Company, unless such modification is required by law. Republic shall cause the Company to keep and maintain in effect after the Closing Date the indemnification agreements with the individuals listed in Section 6.15 of the Company Disclosure Schedule.

               (b) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

               Section 6.16 Further Assurances. In the event that at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Company and Republic shall take such necessary action.

               Section 6.17 Employment Agreements. At the Closing, the Company and Republic will (a) offer to enter into employment agreements in substantially the form of Annex A hereto (the "Employment Agreements") with the individuals listed in paragraphs (1) and (2) of Section 6.17 of the Company Disclosure Schedule at the base salary rates and with the bonus and option grants previously agreed to in writing by Republic and the Company and (b) offer the base salary rates and bonus and option grants previously agreed to in writing to the individuals listed in paragraph (3) of Section 6.17 of the Company Disclosure Schedule.

               Section 6.18 Escrow Agreement. For the purpose of securing the Stockholders' indemnity obligations pursuant to Article X hereof, at the Closing, Republic and the Stockholders will enter into a mutually satisfactory escrow agreement (the "Escrow Agreement"), embodying the terms set forth in Article X hereof, with an escrow agent (the "Escrow Agent") selected by Republic and reasonably satisfactory to the Stockholders.

                               ARTICLE VII
                           REGISTRATION RIGHTS

               The Stockholders shall have the following registration rights with respect to the Republic Common Stock issued to them hereunder:

               Section 7.1 Registration Rights for Republic Common Stock; Filing of Registration Statement. Republic shall use reasonable best efforts to cause, as soon as practicable following the publication of financial results covering at least thirty (30) days of combined operations of Republic and the Company after the Closing Date, a registration statement to be filed under the Securities Act or an existing registration statement to be amended for the purpose of registering the shares of Republic Common Stock issued hereunder for resale by the Stockholders (the "Registration Statement"). Republic shall use reasonable best efforts to have the Registration Statement become effective and cause the shares of Republic Common Stock issued hereunder to be registered under the Securities Act and registered, qualified or exempted under the state securities laws of such jurisdictions as any Stockholder reasonably requests, and to do any and all other acts and things which may be reasonably necessary or desirable to enable the Stockholders to consummate the disposition of the shares of Republic Common Stock issued hereunder in such jurisdictions (provided, however, that Republic shall not be required to qualify to do business or to file a general consent to service of process in any such jurisdiction), as soon as practicable following the publication of financial results covering at least thirty (30) days of combined operations of Republic and the Company after the Closing Date. Notwithstanding the foregoing, Republic may delay filing the Registration Statement, and may withhold efforts to cause the Registration Statement to become effective, if Republic determines in good faith that such registration is likely to materially interfere with or adversely affect the negotiation or completion of any financing, acquisition or other transaction that is then being pursued by Republic (whether or not a final decision has been made to undertake such transaction), or is likely to require premature disclosure thereby, at the time the right to delay is exercised; provided, however, that the maximum delay in filing the Registration Statement and in withholding efforts to cause it to become effective shall be sixty (60) days.

               Section 7.2 Expenses of Registration. Republic shall pay all expenses incurred by Republic in connection with the registration, qualification and/or exemption of the shares of Republic Common Stock issued hereunder, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of Republic's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by Republic in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement or prospectuses contained therein. Republic shall not, however, be responsible for any sales, broker's or underwriting commissions upon sale by any Stockholder of any shares of Republic Common Stock issued pursuant to the terms of this Agreement.

               Section 7.3 Furnishing of Documents. Republic shall furnish to the Stockholders such reasonable number of copies of the Registration Statement, such prospectuses as are contained in the Registration Statement and such other documents as the Stockholders may reasonably request in order to facilitate the offering of the shares of Republic Common Stock issued hereunder.

               Section 7.4 Amendments and Supplements. Republic shall prepare and promptly file with the SEC and promptly notify the Stockholders of the filing of such amendments or supplements to the Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions, if, at the time when a prospectus relating to the shares of Republic Common Stock issued hereunder is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Republic shall also advise the Stockholders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. If, after the Registration Statement becomes effective, Republic advises the Stockholders that Republic considers it appropriate that the Registration Statement be amended, the Stockholders shall suspend any further sales of the shares of Republic Common Stock issued hereunder until Republic advises the Stockholders that the Registration Statement has been amended.

               Section 7.5 Duration. Republic shall maintain the effectiveness of the Registration Statement until the earlier of (i) the Stockholders' sale or other disposition pursuant to the Registration Statement of all of the shares of Republic Common Stock issued hereunder and (ii) the third anniversary of the Closing Date.

               Section 7.6 Further Information. If shares of Republic Common Stock issued hereunder and owned by a Stockholder are included in any registration, such Stockholder shall furnish Republic such information regarding itself as Republic may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

               Section 7.7 Indemnification.

               (a) Republic shall indemnify and hold harmless the Stockholders and each person, if any, who controls a Stockholder within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which the Stockholders or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Republic shall not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of any Stockholder or such controlling person in writing specifically for use in the preparation thereof.

               (b) Each of the Stockholders, severally but not jointly, shall indemnify and hold harmless Republic and each person, if any, who controls Republic within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which Republic or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by or on behalf of such Stockholder specifically for use in the preparation thereof; provided, however, that the indemnity obligation of any Stockholder will be limited to the net amount of proceeds received by such Stockholder from the sale of shares of Republic Common Stock issued hereunder pursuant to the Registration Statement.

               (c) Promptly after receipt by an indemnified party pursuant to the provisions of this Section 7.7 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of this Section 7.7, promptly notify the indemnifying party of the commencement thereof; but the failure to so notify the indemnifying party shall not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably acceptable to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party pursuant to the provisions of this Section 7.7 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably acceptable to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

               (d) In the event any of the shares of Republic Common Stock issued hereunder are sold by any Stockholder in an underwritten public offering consented to by Republic, Republic shall provide indemnification to the underwriters of such offering and any person controlling any such underwriter on behalf of the Stockholder making the offering; provided, however, that Republic shall not be required to consent to any such underwriting or to provide such indemnification in respect of the matters described in the proviso to the first sentence of
Section 7.7(a) hereof.

               (e) If the indemnification provided for in this Section
7.7 is not available for any reason, then each indemnifying party shall contribute in such proportion as is appropriate to reflect the benefit received by the indemnified party and the indemnifying party, or in the case when no benefit has been received, each indemnifying party shall contribute as appropriate to reflect the relative fault of the indemnified party and indemnifying party; provided, however, that in any such case no Stockholder will be required to contribute any amount in excess of the net proceeds received by such Stockholder from the sale of shares of Republic Common Stock issued hereunder pursuant to the Registration Statement.

               Section 7.8 Due Diligence. If necessary to permit any Stockholder to be able to avail itself of any defense to a cause of action which would not otherwise be available to such Stockholder, and provided that the Stockholder first enters into a confidentiality agreement reasonably acceptable to Republic, Republic will give such Stockholder such reasonable access to its books and records and such reasonable opportunities to discuss the business of Republic with its officers and the independent accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of any such Stockholder's counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

               Section 7.9 Listing Application. Republic shall use its reasonable best efforts to cause the shares of Republic Common Stock to be issued hereunder to be authorized for inclusion on the Nasdaq National Market on or prior to the Closing Date.

                               ARTICLE VIII
                                CONDITIONS

               Section 8.1 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligation of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

               (a) No Injunctions or Restraints. (i) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or materially restricting the consummation of the transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted) and (ii) no action by any Governmental Entity shall be pending seeking to prevent or materially restrict the consummation of the transactions contemplated hereby; provided, however, that the conditions set forth in the preceding clause (ii) shall not be a condition to Republic's obligations unless Republic has complied in all material respects with the provisions of Section 6.7 hereof.

               (b) HSR Approval. Any applicable waiting period under the HSR Act shall have expired or been terminated.

               (c) Regulatory Approvals. (i) All authorizations, consents, orders or approvals of those Governmental Entities listed in
Section 8.1(c) of the Company Disclosure Schedule shall have been obtained and (ii) all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to be obtained, made or occurred would have a Company Material Adverse Effect or a Republic Material Adverse Effect, shall have been obtained, made or occurred; provided, however, that the condition set forth in the preceding clause (ii) shall not be a condition to Republic's obligations unless Republic has complied in all material respects with the provisions of Section 6.7 hereof. Republic shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Republic Common Stock pursuant to this Agreement.

               (d) Third-Party Consents. All consents of those third parties listed in Section 8.1(d) of the Company Disclosure Schedule shall have been obtained on terms reasonably acceptable to Republic.

               (e) Nasdaq Listing. The shares of Republic Common Stock to be issued hereunder shall have been authorized for inclusion on the Nasdaq National Market, subject to official notice of issuance.

               Section 8.2 Conditions to Obligation of Republic. The obligation of Republic to effect the transactions contemplated hereby are also subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions unless waived by Republic:

               (a) Representations and Warranties. The representations and warranties of the Company and the Stockholders set forth in this Agreement (i) that are qualified as to materiality shall be true, complete and correct in all respects and (ii) that are not so qualified shall be true, complete and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date) and, in each case except for changes expressly permitted by this Agreement.

               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing
Date.

               (c) Certificate. Republic shall have received a certificate, dated the Closing Date, signed on behalf of the Company by its chief executive officer and its chief financial officer to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(e) have been satisfied.

               (d) Accountants' Letter With Respect to
Pooling-of-Interest Accounting Treatment. Republic shall have received from Arthur Andersen LLP, in its capacity as the Company's independent accountants, a letter, dated the Closing Date, in form and substance reasonably acceptable to Republic, confirming that, to their knowledge after due inquiry of management of the Company, there have been no transactions or events with respect to the Company and its Subsidiaries which would, and the ownership structure and attributes of the Company and its Subsidiaries and their respective stockholders would not, proscribe the transactions contemplated hereby, if consummated, from being considered as a pooling-of-interests business combination.
Republic shall have received from Arthur Andersen LLP, in its capacity as Republic's independent accountants, a letter, dated the Closing Date, confirming that the transactions contemplated hereby, if consummated, can properly be accounted for as a pooling-of-interests business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the regulations of the SEC.

               (e) No Material Adverse Change. No change or development, or combination of changes or developments, shall have occurred which would have a Company Material Adverse Effect.

               (f) Corporate Action. Republic shall have received from the Company (i) copies of resolutions of the Company's Board of Directors approving this Agreement and the transactions contemplated hereby, certified on behalf of the Company by its corporate secretary, and (ii) a certificate of good standing from the Secretary of State of the State of Delaware for the Company dated as of a date not more than ten (10) days prior to the Closing Date.

               (g) Employment Agreement. The Company and William E. Lobeck, Jr. shall have executed and delivered an Employment Agreement.

               (h) Escrow Agreement. Each of the Stockholders shall have executed and delivered the Escrow Agreement.

               (i) Letang Options. James H. Letang shall have agreed to the cancellation of his options to purchase up to 125,000 shares of capital stock of National Tilden on terms reasonably acceptable to Republic.

               (j) Charleston Reservation Center. Republic or one of its Subsidiaries shall have acquired from 7700 Properties, L.L.C., an Oklahoma limited liability company, the land and building located in Charleston, South Carolina, which the Company currently uses as its Central Reservation Center, for a price equal to 69,869 shares of Republic Common Stock (subject to any adjustment required by Section 1.4 hereof) and otherwise on terms reasonably acceptable to Republic.

               (k) Licensee Litigation. The litigation brought by certain of the Company's licensees against the Company shall have been settled on terms reasonably acceptable to Republic.

               (l) Noncompetition Agreements. Each of William E. Lobeck, Jr., Archer McWhorter and Alvin Swanner shall have executed and delivered to Republic noncompetition agreements on terms reasonably acceptable to Republic.

               (m) Management Services. The Company shall have terminated the Santa Anna Management Services Agreement without liability to the Company and on terms reasonably acceptable to Republic.

               (n) Consulting Agreements. The Company shall have entered into consulting agreements with each of Archer McWhorter and Alvin Swanner on terms reasonably acceptable to Republic.

               (o) No Material Judgments or Claims. (i) No judgment shall have been entered against the Company or any of its Subsidiaries in respect of a claim for personal injury and/or property damage the uninsured portion of which exceeds by more than $10 million the amount of the reserve for personal liability and property damage on the Balance Sheet (the "Claims Reserve") and (ii) no claim for personal injury and/or property damage shall have been asserted against the Company or any of its Subsidiaries which is not frivolous and with respect to which the uninsured portion of any damages which can reasonably be expected to be recovered exceeds the Claims Reserve by more than $10 million.

               Section 8.3 Conditions to Obligation of the Stockholders. The obligation of the Stockholders to consummate the transactions contemplated hereby is also subject to the satisfaction of the following additional conditions, on or prior to the Closing Date, unless waived by the Stockholders' Representative (as hereinafter defined):

               (a) Representations and Warranties. The representations and warranties of Republic set forth in this Agreement (i) that are qualified as to materiality shall be true, complete and correct in all respects and (ii) that are not so qualified shall be true, complete and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date).

               (b) Performance of Obligations of Republic. Republic shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

               (c) Certificates. The Stockholders shall have received a certificate, dated the Closing Date, signed on behalf of Republic by its co-chief executive officer and its chief financial officer to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(d) have been satisfied.

               (d) No Material Adverse Change. No change or development, or combination of changes or developments, shall have occurred which would have a Republic Material Adverse Effect.

               (e) Corporate Action. The Stockholders shall have received from Republic (i) copies of resolutions of Republic's Board of Directors approving and adopting this Agreement and the transactions contemplated hereby, certified on behalf of Republic by its corporate secretary, and
(ii) a certificate of good standing from the Secretary of State of the State of Delaware for Republic dated as of a date not more than ten (10) days prior to the Closing Date.

               (f) Employment Agreements. Republic shall have executed and delivered the Employment Agreements.

               (g) Escrow Agreement. Republic shall have executed and delivered the Escrow Agreement.

                                ARTICLE IX
                        TERMINATION AND AMENDMENT

               Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual consent of Republic and the Stockholders' Representative (acting on behalf of the Stockholders);

               (b) by either Republic or the Stockholders' Representative (acting on behalf of the Stockholders), if the transactions contemplated hereby shall not have been consummated before June 30, 1997 (unless the failure to so consummate the transactions contemplated hereby by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

               (c) by either Republic or the Stockholders' Representative (acting on behalf of the Stockholders), if any preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby is entered and such preliminary or permanent injunction or other order is final and nonappealable (provided that Republic shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) unless Republic has complied in all material respects with the provisions of Section 6.7 hereof);

               (d) by Republic, if there has been a breach on the part of the Company or the Stockholders in any of the representations, warranties or covenants of the Company and/or the Stockholders set forth herein, or any failure on the part of the Company and/or the Stockholders to comply with its or their obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Section 8.1 or 8.2 hereof could not be satisfied prior to the termination date contemplated by
Section 9.1(b) hereof; or

               (e) by the Stockholders' Representative (acting on behalf of the Stockholders), if there has been a breach on the part of Republic in any of the representations, warranties or covenants of Republic set forth herein, or any failure on the part of Republic to comply with its obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Section 8.1 or 8.3 hereof could not be satisfied prior to the termination date contemplated by Section 9.1(b) hereof.

               Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Stockholders' Representative or Republic as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Republic or the Stockholders or their affiliates or respective officers or directors, other than the provisions of Section
6.4 hereof; provided, however, that any such termination shall not relieve any party from liability for willful breach of this Agreement.

               Section 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors, in the case of Republic and the Company, and, subject to Section 11.2 hereof, by the Stockholders' Representative, in the case of the Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               Section 9.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, in the case of Republic and the Company, and by the Stockholders' Representative, in the case of the Stockholders, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                ARTICLE X
                             INDEMNIFICATION

               Section 10.1 Agreement by Stockholders to Indemnify. Subject to the terms and conditions of this Article X, each Stockholder jointly and severally agrees, from and after the Closing, to indemnify, defend and hold Republic and its affiliates (including the Company and its Subsidiaries from and after the Closing Date) (collectively, the "Republic Group") harmless from and against the Indemnifiable Damages (as hereinafter defined).

               (a) As used in this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, fines, penalties, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) actually incurred or suffered by any member of the Republic Group, on an after-tax consolidated basis, to the extent resulting from or arising out of any inaccuracy in any representation or warranty (without regard to any "Company Material Adverse Effect" qualifications contained therein other than that set forth in the first sentence of Section 3.8 hereof) made by the Company or the Stockholders in or pursuant to this Agreement. Indemnifiable Damages shall not be deemed to have been sustained solely by reason of the Company's failure to list in any section of the Company Disclosure Schedule any matter required to be listed therein.

               (b) Each of the representations and warranties made by the Company and each Stockholder in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date and, upon expiration of such one-year period, such representations and warranties shall expire. No claim for the recovery of Indemnifiable Damages may be asserted by Republic against the Stockholders after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted in compliance with the notice requirements of Section 10.2(a) hereof within such one-year period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by Republic or its Representatives by investigation, Republic shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.

               (c) Notwithstanding anything to the contrary in this
Section 10.1, (i) the Stockholders shall not be liable to Republic with respect to any claim for Indemnifiable Damages (other than with respect to claims relating to Environmental Matters which are covered by clause
(ii) below) ("Non-Environmental Matters") unless and only to the extent that all Indemnifiable Damages relating to Non-Environmental Matters incurred by the Republic Group exceed an aggregate of $6,000,000 (it being the intention of the parties that such amount be a deductible against the Indemnifiable Damages relating to Non-Environmental Matters for which the Stockholders otherwise would be liable), (ii) the Stockholders shall indemnify the Republic Group against all claims for Indemnifiable Damages relating to Environmental Matters (without regard to any exceptions set forth in Section 3.14 of the Company Disclosure Schedule other than those relating to underground storage tank replacement or retrofitting) and the Stockholders shall not be liable to Republic with respect to any claim for Indemnifiable Damages relating to Environmental Matters unless and only to the extent that all Indemnifiable Damages with respect to Environmental Matters incurred by the Republic Group exceed an aggregate of $6,000,000 (it being the intention of the parties that the Stockholders shall have a separate deductible for claims relating to Environmental Matters in such amount) and (iii) each Stockholder's obligation to pay Indemnifiable Damages to Republic with respect to all matters shall be limited in the aggregate to such Stockholder's pro rata portion of the Escrowed Consideration.

               (d) For purposes of satisfying any claim for Indemnifiable Damages made by Republic or otherwise valuing the Escrowed Consideration pursuant to this Article X, the shares of Republic Common Stock shall be valued at $28.625 per share (subject to any adjustment required or that would have been required by Section 1.4 hereof).

               Section 10.2 Conditions of Indemnification. The
Stockholders' obligations to indemnify and hold the Republic Group harmless against Indemnifiable Damages are subject to the following terms and conditions:

               (a) If Republic has a reasonable good faith basis for asserting a claim for Indemnifiable Damages, it shall give prompt written notice to the Escrow Agent, with a copy to the Stockholders' Representative, of such claim (an "Indemnification Notice"). The Indemnification Notice shall briefly set forth the basis of the claim and the amount thereof (or, if not then determinable by Republic, a reasonable good faith estimate of the amount thereof) in reasonable detail to permit the Stockholders' Representative to evaluate such claim.

               (b) Promptly after any determination of a claim in accordance with the provisions of paragraph (c) below, and promptly after any receipt of notice of the determination of a claim in accordance with the provisions of Section 10.3 hereof (which notice shall be accompanied by a copy of any agreement, final court order, judgment or decree evidencing such determination), the Escrow Agent shall deliver to Republic, free and clear of any interest of the Stockholders therein, Escrowed Consideration in an amount equal to the amount, if any, of such claim payable to Republic pursuant to such determination. Such amount shall be charged against each Stockholder's pro rata portion of the Escrowed Consideration. If the amount of the Escrowed Consideration then held by the Escrow Agent is less than the amount, if any, of such claim so payable, the Escrow Agent shall deliver to Republic all of the Escrowed Consideration then held by it, free and clear of any interest of the Stockholders therein.

               (c) The determination of a claim asserted hereunder shall be made as follows:

                    (i) The claim shall be deemed to have resulted in a determination in favor of Republic, in an amount equal to the amount of such claim estimated by Republic pursuant to paragraph
         (a) above, on the 30th day after Republic gives the Escrow Agent and the Stockholders' Representative the Indemnification Notice with respect to such claim in accordance with paragraph (a) above, unless prior thereto the Escrow Agent has received notice from the Stockholders' Representative (with a copy to Republic) that the Stockholders have a reasonable good faith basis for disputing the claim (a "Dispute Notice").

                    (ii) If a claim asserted hereunder is disputed by the Stockholders' Representative in the manner provided in clause
         (i) above, the determination of such claim shall be made in accordance with the provisions for the settlement of disputes contained in Section 10.3 hereof and shall be evidenced by the documentation referred to in such Section.

               Section 10.3 Settlement of Disputes. If the Stockholders' Representative delivers a Dispute Notice in compliance with Section 10.2(c)(i) hereof, the parties shall follow the procedures set forth below:

               (a) Promptly following receipt by Republic of a Dispute Notice, the parties shall hold a meeting (the "Initial Meeting"), attended by persons with decision-making authority for each party, regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting, or any statements made or documents exchanged by the parties at such meeting, shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

               (b) If, within thirty (30) days after the Initial Meeting or such longer period as the parties may agree, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall submit the dispute to mediation in accordance with the then-current CPR Model Mediation Procedure for Business Disputes published by the CPR Institute for Dispute Resolution (the "CPR"). In connection with such mediation, the parties shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period. The parties shall bear equally the out-of-pocket costs payable to third parties of the mediation; provided, however, that costs payable by a party to its advisors and other representatives, including its attorneys and any experts or consultants retained on its behalf, shall be borne solely by such party. Such mediation shall be held in the State of New York unless the parties agree otherwise.

               (c) The parties shall participate in good faith in the mediation and negotiations related thereto for a period of no more than thirty (30) days from the date a mediator is appointed, unless the parties agree to extend such period. If the parties are not successful in resolving the dispute through the mediation, then any party may institute legal proceedings to adjudicate such dispute, subject to the provisions of Section 11.12 hereof.

               (d) The resolution of any dispute shall be evidenced by appropriate instructions in writing to the Escrow Agent signed by Republic and the Stockholders' Representative or by a final judgment, order or decree of the United States District Court for the District of Delaware or a court of competent jurisdiction of the State of Delaware (the time for appeal therefrom having expired and no appeal having been perfected). Prior to the settlement of any dispute as provided in this
Section 10.3, the Escrow Agent shall retain in its possession such portion of the Escrowed Consideration as may be necessary to satisfy the claim which is the subject of the dispute.

               Section 10.4 Delivery of the Escrowed Consideration. The Escrow Agent shall deliver to each Stockholder no later than the date which is one year following the Closing Date any Escrowed Consideration then held by it to which such Stockholder is entitled unless and to the extent there then remains unresolved any claim for Indemnifiable Damages as to which an Indemnification Notice has been given, including any claim with respect to which the Company has asserted a claim against General Motors Corporation ("GM") pursuant to Section 10.7 hereof, in which event any Escrowed Consideration remaining on deposit after each such claim shall have been resolved and satisfied shall be delivered to the Stockholders promptly after the time of satisfaction of such claim to the extent not subject to any other then remaining claims.

               Section 10.5 Voting of and Dividends on the Escrowed Consideration. All shares of Republic Common Stock included in the Escrowed Consideration shall be deemed to be owned by the Stockholders in accordance with their pro rata portion of such shares and the Stockholders shall be entitled to vote the same; provided, however, that there shall also be deposited in escrow and held by the Escrow Agent as part of the Escrowed Consideration, subject to the terms of this Article X, all shares of Republic Common Stock issued to the Stockholders as a result of any stock dividend or stock split, with respect to the Escrowed Consideration. Any cash dividends or distributions on the shares of Republic Common Stock held by the Escrow Agent as part of the Escrowed Consideration shall be payable to the Stockholders.

               Section 10.6 Third-Party Claims. Notwithstanding anything to the contrary in this Article X, the obligations and liabilities of the Stockholders to indemnify the Republic Group with respect to claims made by third parties shall be subject to the following terms and conditions:

               (a) Republic will give the Stockholders' Representative prompt notice of any such claim in compliance with the requirements of
Section 10.2(a) hereof, and the Stockholders shall have the right to undertake the defense thereof by counsel chosen by them who shall be reasonably acceptable to Republic, in which event, the expenses incurred in the defense of such claim shall be charged against the Escrowed Consideration;

               (b) If the Stockholders, within a reasonable time after notice of any such third-party claim, fail to defend Republic or any member of the Republic Group against which such claim has been asserted, Republic shall (upon further notice to the Stockholders' Representative) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Stockholders subject to the right of the Stockholders to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

               (c) Anything in this Section 10.6 to the contrary notwithstanding, (i) if there is a reasonable probability that a third-party claim may materially and adversely affect Republic or another member of the Republic Group other than as a result of money damages or other money payments, Republic shall have the right, at its own cost and expense, to defend, compromise or settle such claim; provided, however, that if such claim is settled without the written consent of the Stockholders' Representative (which consent shall not be unreasonably withheld) Republic or such member of the Republic Group shall be deemed to have waived all rights hereunder against the Stockholders for money damages arising out of such claim, and (ii) the Stockholders shall not, without the written consent of Republic, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Republic and/or such member of the Republic Group a release from all liability in respect to such claim; and

               (d) Republic and the Stockholders each will use its reasonable best efforts to keep the other apprised of material developments with respect to any third-party claim it is handling in accordance with the provisions of this Section 10.6.

               Section 10.7 Priority of Remedies. Notwithstanding anything to the contrary contained in this Article X, before asserting any claim for Indemnifiable Damages against the Stockholders and the Escrowed Consideration, Republic shall have caused the Company to first assert any such claim against GM and use its reasonable best efforts to pursue all recoveries from GM in respect thereof, but only if and to the extent that the Company has a reasonable basis for asserting a claim for indemnification against GM pursuant to the indemnification provisions of the Asset Purchase Agreement relating to the acquisition by the Company of its assets from a subsidiary of GM.

               Section 10.8 Remedies Exclusive. The remedies provided herein shall be exclusive and the liability of the Stockholders to indemnify the Republic Group for Indemnifiable Damages shall be limited to the Escrowed Consideration, Republic having agreed to waive (on behalf of itself and all other members of the Republic Group) any rights it (or they) may otherwise have had to proceed against the Stockholders or their successors or assigns or any of their other assets for the satisfaction of such right to indemnity. In addition, from and after the Closing Date, the Stockholders will have no liability to Republic or to any other member of the Republic Group arising out of or relating to any breach of any of the covenants or agreements made by the Company or the Stockholders in this Agreement.

               Section 10.9 Adjustments to Aggregate Consideration. All payments for Indemnifiable Damages made pursuant to this Article X shall be treated as adjustments to the aggregate Common Stock Per Share
Consideration payable pursuant to Section 1.3 hereof.

               Section 10.10 Contribution. The Stockholders agree among themselves that with respect to their indemnity obligations pursuant to this Article X, each Stockholder shall be responsible for the portion of such obligation which corresponds to such Stockholder's percentage ownership of Company Common Stock immediately prior to the Closing Date. In the event that any Stockholder pays more than its proportionate share, as described in the preceding sentence, such Stockholder shall be entitled to contribution from the other Stockholders who have not paid their proportionate share, so that each Stockholder, in effect, will have paid such Stockholder's proportionate share hereunder. The foregoing notwithstanding, each Stockholder shall be solely responsible for any breach of a representation and warranty relating to such Stockholder or such Stockholder's ownership of shares of Company Common Stock and shall indemnify the other Stockholders with respect to any such breach by such Stockholder.

               Section 10.11 Republic Indemnity. Republic agrees to indemnify and hold harmless the Stockholders and the stockholders or members of a Stockholder, as the case may be, from and against all expenses, losses, costs, deficiencies, fines, penalties, liabilities and damages (including, without limitation, any Taxes, related counsel and paralegal fees and expenses) (collectively "Losses") actually incurred or suffered by any of the Stockholders and the stockholders or members of a Stockholder, as the case may be, net of any Tax benefit, to the extent arising out of or resulting from any breach of the covenant set forth in the second sentence of Section 6.11 hereof; provided, however, no claim for the recovery of such Losses may be asserted by any Stockholder or any stockholder or members of a Stockholder, as the case may be, against Republic after the expiration of the statute of limitations (after giving effect to any extensions thereof) for the tax year of such Stockholder or such other stockholder or member which includes the Closing Date (or, in the case of Santa Anna, which includes the date of dissolution or liquidation thereof).

               Section 10.12 Santa Anna Indemnity. Santa Anna agrees, from and after the Closing Date, to indemnify and hold the Republic Group harmless from and against all Losses related to Taxes of Santa Anna, net of any Tax benefit, actually incurred or suffered by the Republic Group, on an after-tax consolidated basis, for all taxable periods ending on or before the Closing Date and, for the taxable period that includes (but does not end on) the Closing Date (a "Straddle Period") to the extent attributable to the portion of such Straddle Period ending on and including the Closing Date. For purposes of this Section 10.12, Losses include but are not limited to any liability under Treasury Regulation
Section 1.1502-6. No claim for recovery under this Section 10.12 may be asserted by the Republic Group against Santa Anna or any stockholder of Santa Anna after the expiration of the applicable statute of limitations.

                                ARTICLE XI
                              MISCELLANEOUS

               Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by facsimile (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Republic, to:

                        Republic Industries, Inc.
                         450 East Las Olas Blvd.
                                Suite 1200
                         Ft. Lauderdale, FL 33301
                         Attn: Richard L. Handley
                         Facsimile: 954-713-2120

                             with a copy to:

                Skadden, Arps, Slate, Meagher & Flom (DE)
                            One Rodney Square
                           Wilmington, DE 19801
                         Attn: Richard L. Easton
                         Facsimile: 302-651-3001

               (b) if to the Company or to the Stockholders'
Representative, to:

                          William E. Lobeck, Jr.
                     National Car Rental System, Inc.
                         7700 France Avenue South
                          Minneapolis, MN 55435
                         Facsimile: 612-830-2087

                             with copies to:

                            Kathryn L. Taylor
                             Crowe & Dunlevy
                       321 South Boston, Suite 500
                           Tulsa, OK 74104-3906
                         Facsimile: 918-592-9801

                                 and to:

                        Simpson Thacher & Bartlett
                           425 Lexington Avenue
                         New York, NY 10017-3954
                         Attn: Robert L. Friedman
                         Facsimile: 212-455-2502

               Section 11.2 Stockholders' Representative. Each Stockholder hereby appoints William E. Lobeck, Jr. (or, in the event of his death or disability, Alvin Swanner or, in the event of his death or disability, Kathryn L. Taylor) to act on behalf of such Stockholder (in such capacity, the "Stockholders' Representative") with respect to all matters under this Agreement, including receiving notices hereunder, entering into any amendment or modification hereof or resolving any dispute hereunder, provided that any action which shall affect any Stockholder other than in proportion to such Stockholder's interest in the Company shall require the consent of such Stockholder.

               Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 5, 1997. The word "knowledge" of or with respect to the Company shall mean the actual knowledge of William E. Lobeck, Jr., Wesley Fredenburg, Ervin Zinter, Jeff Parrell, Irad B. Hardy and James Lindvall; and the words "know", "known" and like terms with respect to the Company shall have correlative meanings.

               Section 11.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

               Section 11.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in
Section 6.15 hereof, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

               Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

               Section 11.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without the requirement of the posting of any bond or other security), in addition to any other remedy at law or equity.

               Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except as expressly contemplated by Section 11.13 hereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               Section 11.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect original intent of the parties.

               Section 11.10 Company Disclosure Schedule. Matters reflected on the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in the Company Disclosure Schedule but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

               Section 11.11 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Republic, if incurred by Republic, or any of its affiliates (other than the Company and its Subsidiaries), or by the Company, if incurred by the Company, its Subsidiaries, or the Stockholders.

               Section 11.12 Jurisdiction. Subject to Section 10.3 hereof, each of the Stockholders, the Company and Republic hereby (i) consents to be subject to jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of the courts of the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the District of Delaware or the courts of the State of Delaware, (iv) irrevocably waives (A) any objection that it may have or hereafter have to the laying of venue of any such suit, action or proceeding in such court and (B) any claim that any such suit, action or proceeding in any such court has been brought in an inconvenient forum and (v) irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in
Section 11.1 hereof.

               Section 11.13 Dissolution of Santa Anna. Republic acknowledges that Santa Anna intends to liquidate following the Closing Date and hereby consents to such liquidation, and to the distribution of the shares of Republic Common Stock to be issued hereunder to Santa Anna to its stockholders and to the assignment of Santa Anna's rights and obligations hereunder to its stockholders in connection with such liquidation.



                         [SIGNATURE PAGE FOLLOWS]



               IN WITNESS WHEREOF, Republic, the Company and each of the Stockholders have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

REPUBLIC INDUSTRIES, INC.


By:  /s/ Steven R. Berrard
    ________________________________
    Name:  Steven R. Berrard
    Title: President and Co-Chief
           Executive Officer


NATIONAL CAR RENTAL SYSTEM, INC.


By: /s/ William E. Lobeck
    ________________________________
    Name:  William E. Lobeck
    Title: President and Chief
           Executive Officer


THE STOCKHOLDERS

SANTA ANNA HOLDINGS, INC.


By: /s/ William E. Lobeck
   ________________________________
    Name:  William E. Lobeck
    Title:  President


EMERALD INVESTORS, L.L.C.


By: /s/ Emerald Investors, L.L.C
   ________________________________
    Name:  Rodney G. Smith
    Title: Administrative Partner